UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 20, 2007
MICROFINANCIAL INCORPORATED
(Exact name of registrant as specified in its charter)
MASSACHUSETTS
(State or other jurisdiction of incorporation)

1-14771	04-2962824

(Commission file number)	(IRS Employer Identification Number)
10-M Commerce Way, Woburn, MA 01801
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 781-994-4800
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement.
     On July 20, 2007, the Registrant entered into a termination agreement with CIT Commercial Services, Inc., a unit of CIT Group (the “Lender”), reflecting the mutual termination of the parties’ rights and obligations under the Registrant’s $30 million senior secured revolving line of credit with the Lender.
     The Registrant and the Lender entered into the line of credit in September 2004 for a three year term. It was scheduled to expire on September 29, 2007. Under the line of credit, the Registrant could borrow a maximum of $30 million based on qualified lease receivables. Outstanding borrowings bore interest at prime plus 1.5% for prime rate loans, or at the 90 day London Interbank Offered Rate (LIBOR) plus 4.0% for LIBOR loans.
     The Registrant has previously announced that it did not intend to renew the CIT line of credit upon its expiration in September 2007. In connection with the termination, the Registrant repaid the Lender approximately $54,540 representing the outstanding balance on the line of credit. Neither party paid any penalties in connection with the early termination. In connection with the termination, the Lender released all security interests and liens that it held in connection with the Registrant’s secured line of credit.
     The Registrant is currently engaged in negotiations with another lending institution in connection with the arrangement of a replacement credit facility. Until such time as a replacement facility is finalized, the Registrant intends to fund new lease originations through cash on hand and cash flow from operations, and it does not anticipate that the termination of the CIT line of credit will have a material impact on its operations or financial condition.
Item 2.02.    Results of Operations and Financial Condition.
     On July 25, 2007, the Registrant announced its results of operations for the fiscal quarter and six month period ended June 30, 2007. Pursuant to Form 8-K, General Instruction F, the Registrant hereby incorporates by reference the press release attached hereto as Exhibit 99.
Item 9.01.    Financial Statements and Exhibits.

Exhibit	Exhibit Title

Exhibit 99	Press Release dated July 25, 2007

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROFINANCIAL INCORPORATED Registrant
By:	/s/ James R. Jackson, Jr.
James R. Jackson, Jr.
Vice President and Chief Financial Officer
Dated: July 26, 2007